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                                                                      EXHIBIT 13

                           INITIAL CAPITALIZATION AGREEMENT


                                                       March   , 1998


Board of Trustees
AIM Special Opportunities Funds
11 Greenway Plaza, Suite 100
Houston, Texas 77046


Gentlemen:

     AIM Special Opportunities Fund (the "Corporation"), a newly-organized open-end management investment company, proposes to make a continuous public offering of its shares of common stock, par value $ .001 per share, pursuant to a registration statement on Form N-1A as from time to time amended (the "Registration Statement"), filed with the Securities and Exchange Commission.
In order to provide the Corporation with a net worth sufficient to commence operations and to meet the requirements of Section 14 of the Investment Company of Act of 1940, as amended, A I M Advisors, Inc. ("AIM") agrees to purchase shares of the Corporation in accordance with the terms and conditions set forth below.

     1. PURCHASE OF SHARES. AIM hereby agrees to purchase from the Corporation 10,000 shares of its common stock (the "Shares") at a price per share of $10.00 (except that the price per share of the AIM Small Cap Opportunities Fund shall be $1.00) for an aggregate purchase price of $100,000.00 allocable as follows:

     2. PAYMENT OF PURCHASE PRICE. AIM will pay to the Corporation by wire transfer, at least two business days prior to the date specified by a the Corporation as the effective date of the Registration Statement, $100,000.00, to be allocated to each of the Funds as set forth above.

     3. AGREEMENT NOT TO SELL SHARES. AIM hereby agrees not to sell, hypothecate or otherwise dispose of any of the Shares unless the Shares have been registered under the Securities Act of 1933, as amended, and any applicable state securities laws or, in the opinion of counsel for the Corporation, valid exemptions from the registration requirements of said Act and those state laws are available.

     4. REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS. AIM represents and warrants that it is acquiring the Shares for its own account for investment and not with any view to resale or further distribution thereof, and that it has no present intention to redeem any of the Shares. AIM acknowledges and agrees that in the event any of the Shares are redeemed prior to complete amortization by the Funds of their deferred organization expenses, the amount payable by the Corporation upon redemption of such Shares shall be reduced by the pro rata share (based on the number of Shares redeemed and the total number of Shares then outstanding) of the unamortized organization expenses as of the date of such redemption.

     5. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed under the laws (without reference to conflicts of law provisions) of the State of Delaware.

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     If the foregoing letter is in accordance with your understanding of our agreement, please so indicate in the space provided below for that purpose, whereupon this letter will become a binding agreement between us in accordance with its terms.


                                   Very truly yours,

                                   A I M Advisors, Inc.



                                   BY:
                                       -----------------------------

The foregoing Initial Capitalization
Agreement is hereby confirmed and
first above written.

AIM Special Opportunities Funds

BY:
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